 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-258562

Supplement dated August 8, 2022
(To Prospectus Supplement dated August 6, 2021
To Prospectus dated August 6, 2021)

The Necessity Retail REIT, Inc.
Up to $450,000,000 of Shares
of Class A Common Stock

This supplement (this “Supplement”) supplements the prospectus supplement, dated August 6, 2021 (the “Prospectus Supplement”), providing for the offer and sale of shares of Class A common stock, $0.01 par value per share, of The Necessity Retail REIT, Inc. (the “Company”) having an aggregate offering price of up to $450,000,000 from time to time through the agents named therein, acting as agent or directly to one or more of the agents, acting as principal, in any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, by means of ordinary brokers’ transactions on the Nasdaq Global Select Market or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. This Supplement should be read in conjunction with the Prospectus Supplement. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

This Supplement is being filed to reflect the amendment of the equity distribution agreement by and among the Company, The Necessity Retail REIT Operating Partnership, L.P., BMO Capital Markets Corp., B. Riley Securities, Inc., KeyBanc Capital Markets Inc., Ladenburg Thalmann & Co. Inc., SG Americas Securities, LLC and Truist Securities, Inc. to include Capital One Securities, Inc., Comerica Securities, Inc., Credit Suisse Securities (USA) LLC, JMP Securities LLC and Synovus Securities, Inc. as additional agents in the offering and to remove BBVA Securities Inc.

Accordingly, each reference in the Prospectus Supplement to the term “Agent” or “Agents” in the Prospectus Supplement is hereby amended to add Capital One Securities, Inc., Comerica Securities, Inc., Credit Suisse Securities (USA) LLC and Synovus Securities, Inc. as additional agents in the offering and to remove BBVA Securities Inc.

In addition, the list of Agents on the front cover page of the Prospectus Supplement is hereby amended and restated as follows:

BMO Capital Markets	KeyBanc Capital Markets	Credit Suisse Securities

Truist Securities	B. Riley Securities	Capital One Securities

Ladenburg Thalmann	Comerica Securities	Synovus Securities
SOCIETE GENERALE

In addition, the list of Agents on the back cover page of the Prospectus Supplement is hereby amended and restated as follows:

BMO Capital Markets

KeyBanc Capital Markets

B. Riley Securities

Capital One Securities

Ladenburg Thalmann

SOCIETE GENERALE

Credit Suisse Securities

Synovous Securities

Comerica Securities

Truist Securities